EXHIBIT 99.1

                [PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]


For Information Contact:                                For Release:
Douglas Stewart, President                              Monday, January 12, 1998
(937) 492-6129



                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                    ANNOUNCES QUARTERLY EARNINGS AND DIVIDEND


(Sidney, Ohio: NASD-NMS "PSFC") Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Company's second quarter earnings for the fiscal year ending June 30, 1998.

Net income was $338,000 for the three months ended December 31, 1997, or $.20 per share. This compares to earnings of $191,000 for the same quarter in 1996 (Pre-conversion). The Association has experienced steady lending volume and as a result, interest income on mortgage loans and other investments increased during the quarter.

The company also recently announced plans for construction of its first branch office to be located in Anna, Ohio. Plans call for the opening to occur in fall, 1998.

On January 9, 1998, the Board of directors declared a quarterly cash dividend of $.07 per share for stockholders of record on January 23, 1998. This dividend represents the third consecutive quarterly dividend paid since the conversion to a stock company in April 1997. The current dividend will be payable February 6, 1998.

Peoples Federal serves Shelby County, Ohio through its main office located at 101 East Court Street, Sidney, Ohio. The company had assets of $106,000,000 and $26 million in shareholder equity as of December 31, 1997.